Exhibit 3.7

                             CASH TECHNOLOGIES, INC.

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                         RIGHTS AND NUMBER OF SHARES OF
                      SERIES IJ CONVERTIBLE PREFERRED STOCK

                         Pursuant to Section 151 of the
                        Delaware General Corporation Law

      The undersigned President and Secretary, respectively, of CASH TECHNOLOGIES, INC., a Delaware corporation (the "Corporation"), certify that pursuant to authority granted to and vested in the Board of Directors of the corporation by the provisions of the Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has duly adopted the following resolutions creating the Series I Convertible Preferred Stock:

      RESOLVED, that pursuant to the authority vested in the Board of Directors of the corporation of the Corporation's Certificate of Incorporation, a series of preferred stock of the corporation be, and it hereby is, created out of the authorized but unissued shares of the preferred stock, par value $.01 per share, of the Corporation, such series to be designated Series I Convertible Preferred Stock (the "Series I Preferred Stock"), to consist of 370 shares, par value $.01 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation's Certificate of Incorporation) as follows:

                               Certain Definitions

      Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

      Automatic Conversion Event. The term "Automatic Conversion Event" shall mean any reorganization, merger, consolidation or share exchange which will result in the Corporation's stockholders immediately prior to such transaction not holding (by virtue of their holdings of the Corporation's shares or securities issued solely with respect thereto) at least 50% of the voting power of the surviving or continuing entity.

      Common Stock. The term "Common Stock" shall mean the shares of common stock, par value $.01 per share of the Corporation.

      Conversion Date. The term "Conversion Date" shall have the meaning set forth in subparagraph 4(d) below.

      Conversion Price. The term "Conversion Price" shall mean the price used to determine the number of shares of Common Stock into which each share of Series I Preferred Stock can be converted, which Conversion Price shall be equal to 70% of the Market Price on the Conversion Date; provided, however, that in no event shall the Conversion Price be less than $2.00 or more than $5.00.

      Conversion Rate. The "Conversion Rate" shall be determined by dividing (i) the Stated Value by (ii) the Conversion Price of as in effect on the Conversion Date.


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

      Conversion Shares. The shares of Common Stock issued or issuable to the holders of the Series I Preferred Stock upon conversion thereof in accordance with the terms hereof.

      Issue Date. The term "Issue Date" shall mean May 2, 2005.

      Junior Stock. The term "Junior Stock" shall mean any class or series of capital stock of the Corporation ranking junior to the Series I Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation. The shares of Common Stock shall be Junior Stock.

      Market Price. The term "Market Price" on any Conversion Date means the average of the closing bid prices for the Corporation's Common Stock for the 20 trading days prior to such Conversion Date, as quoted on the American Stock Exchange (or (i) in the event that the Common Stock is not traded on the American Stock Exchange, the primary stock exchange on which the Common Stock is then listed or (ii) or in the event that the Common Stock is not traded on the American Stock Exchange or another stock exchange, then the Nasdaq Stock Market or (iii) or in the event that the Common Stock is not traded on the American Stock Exchange or another exchange or the Nasdaq Stock Market then in accordance with quotes which may be available for the Common Stock in the bulletin board or the pink sheets). If the Common Stock is not quoted by any such organization and no such closing bid prices are available, the Market Price shall be the price determined by the Corporation's Board of Directors in good faith.

      Senior Stock. The term "Senior Stock" shall mean any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series I Preferred Stock in respect of the right to receive dividends and/or the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation. In addition, Senior Stock shall mean and include all shares of the Corporation's Series A 8% Cumulative Convertible Preferred Stock, the Corporation's Series B 8% Cumulative Convertible Preferred Stock, the Corporation's Series C 8% Convertible Preferred Stock, the Corporation's Series E 10% Cumulative Convertible Preferred Stock, the Corporation's Series G Convertible Preferred Stock, and the Corporation's Series H Convertible Preferred Stock.

      Stated Value. For the purposes of calculating (i) amounts payable per share of Series I Preferred Stock upon liquidation, dissolution or winding up of the affairs of the Corporation and (ii) the Conversion Rate, each share of Series I Preferred Stock shall have a Stated Value of $10,000.

                                    Dividends

      The holders of the shares of Series I Preferred Stock shall be not be entitled receive dividends, and the Corporation shall not be permitted to declare or pay any dividends with respect to the Series I Preferred Stock.

            Distributions Upon Liquidation, Dissolution or Winding Up

      In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series I Preferred Stock shall be entitled to be paid the Stated Value per share, and no more, in cash and/or in property taken at its fair value as determined by the Board of Directors, at the election of the Board of Directors. If such payment shall have been made in full to the holders of the Series I Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series I Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series I Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, entity or other entities, nor the sale of all or substantially all of the assets of the Corporation shall be deemed a 1iquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 3. Notwithstanding anything herein to the contrary, while any shares of Series I Preferred Stock are outstanding, the Corporation shall not establish any additional series of Senior Stock (exclusive of the Series A 8% Cumulative Convertible Preferred Stock, the Series B 8% Cumulative Convertible Preferred Stock, the Series C 8% Convertible Preferred Stock, the Series E 10% Cumulative Convertible Preferred Stock, the Corporation's Series G Convertible Preferred Stock, and the Corporation's Series H Convertible Preferred Stock which have been authorized as of the date of this Certificate of Designation), or any series that is pari passu with the shares of the Series I Preferred Stock upon liquidation, dissolution or winding up of the affairs of the Corporation, without the prior affirmative vote of a majority of the shares of the outstanding Series I Preferred Stock.


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

                                Conversion Rights

      The Series I Preferred Stock shall be convertible into Common Stock as follows:

Optional Conversion. Subject to and upon compliance with the provisions of this paragraph 4, at any time following the Issue Date, the holders of the Series I Preferred Stock shall have the right to convert their shares of Series I Preferred Stock into fully paid and nonassessable shares of Common Stock, at the Conversion Rate then in effect and upon the terms hereinafter set forth; provided, however, the holder's right to convert the shares of Series I Preferred Stock shall terminate at 5:00 p.m. (Pacific Standard Time) on the (i) Redemption Date (as defined in Section 6 below) and (iii) the third business day prior to the closing of an Automatic Conversion Event. Notwithstanding anything to the contrary herein, the holders of the Series I Preferred Stock shall not have the right to convert the Series I Preferred Stock into more than 19.9% of the issued and outstanding shares of the Corporation's Common Stock as of the Issue Date until such time as the Corporation has received approval from its stockholders, if required, in accordance with the rules of the American Stock Exchange.

Mandatory Conversion. In the event that the closing sales price of the Common Stock on any trading day after the Issue Date and before May 1, 2008 is equal to or greater than $30.00 per share (as adjusted to equitably reflect any stock splits, stock dividends, or any combinations or reclassification of the Common Stock), then the Corporation shall have the right, exercisable within 30 days after each and every date on which the closing sales price of the Common Stock equals or is greater than $30.00 per share to convert all, but not less than all, of the then outstanding shares of Series I Preferred Stock into fully paid and nonassessable shares of Common Stock. Any such mandatory conversion shall be at a Conversion Price of $5.00. In the event that the Corporation mandatorily converts the Series I Preferred Stock pursuant to this Section 4(a)(ii), then it shall promptly provide all holders of the Series I Preferred Stock with written notice of such action. Such written notice shall identify the date on which the closing stock price equaled or exceeded $30.00 per share and shall contain instructions as to how the holders of the Series I Preferred Stock can exchange the certificates representing their shares of Series I Preferred Stock for shares of Common Stock. Notwithstanding that the certificates evidencing any shares of Series I Preferred Stock so converted by the Corporation shall not have been surrendered, all rights pertaining to such shares of Series I Preferred Stock shall terminate effective as of the date the Corporation elected to mandatorily convert the Series I Preferred Stock, except only the right of the holders to receive the shares of Common Stock upon surrender of their Series I Preferred Stock certificates therefor.

      (iii) Automatic Conversion. Immediately prior to the closing of an Automatic Conversion Event, each outstanding share of Series I Preferred shall automatically be converted into shares of Common Stock based on a Conversion Price in effect on the last business day prior to the closing of the Automatic Conversion Event (which date shall for the purposes hereof, be deemed the "Conversion Date"). The shares of Common Stock issued upon the Automatic Conversion Event shall be deemed to be outstanding at the time of the Automatic Conversion Event, and the holders of the shares of Common Stock issued in such automatic conversion shall be treated as holders of Common Stock for all purposes in the Automatic Conversion Event.

      Mechanics of Conversion. The holder of any shares of Series I Preferred Stock may exercise the conversion right specified in subparagraph 4(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by Conversion Notice specifying the number of shares to be converted; provided that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Series I Preferred Stock are either delivered to the Corporation or any transfer agent of the Corporation. Conversion of the shares may be exercised in whole or in part by the holder by faxing an executed and completed notice of conversion to the Corporation and delivering the original notice of conversion and the certificate representing the shares of Series I Preferred Stock being converted to the Corporation by express courier within three (3) business days of exercise. Conversion shall be deemed to have been effected on the date when delivery of the Conversion Notice and certificates for shares to be converted are delivered to the Corporation and such date is referred to herein as the "Conversion Date". Subject to the provisions of subparagraph 4(d)(ii), as promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 4(f). Subject to the provisions of subparagraph 4(d)(ii), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series I Preferred Stock surrendered for conversion (in the case of conversion pursuant to subparagraph 4(a)), the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series I Preferred Stock representing the unconverted portion of the certificate so surrendered.


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

      Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series I Preferred Stock. If more than one share of Series I Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series I Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series I Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest multiplied by the Conversion Rate.

      Conversion Rate Adjustments. The Conversion Rate shall be subject to adjustment from time to time as follows:

Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (A) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series I Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Series I Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Rate shall be made whenever any event specified above shall occur.


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

Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subparagraph (d) shall require that any adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series I Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subparagraph (e) of this paragraph 4, provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

      Statement Regarding Adjustments. Whenever the Conversion Rate shall be adjusted as provided in subparagraph 4(d), the Corporation shall forthwith file, at the office of any transfer agent for the Series I Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Rate that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by registered or certified mail, return receipt requested, postage prepaid, to each holder of shares of Series I Preferred Stock at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 4(f).

      Notice to Holders. In the event the Corporation shall (i) propose to consummate an Automatic Conversion Event, or (ii) fix a record date for the making of a distribution to all holders of shares of its Common Stock of shares of any class (other than its Common Stock) or of cash or other assets, then the Corporation shall give notice to each holder of shares of Series I Preferred Stock, in the manner set forth in subparagraph 4(f), which notice shall specify the proposed closing date of the Automatic Conversion Event or record date with respect to any such distribution and the approximate date on which such distribution is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series I Preferred Stock. In the case of an Automatic Conversion Event, such notice shall be given at least 15 days before the closing of the Automatic Conversion Event. In the case of the distribution to the holders of Common Stock, such notice shall be given at least 10 days prior to the date so fixed. Failure to give such notice, or any defect therein, shall not, however, affect the legality or validity of any such action.

      Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series I Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved In the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series I Preferred Stock in respect of which such shares are being issued.

      Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series I Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series I Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series I Preferred Stock.


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

      Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Series I Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including, without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

                                  Voting Rights

      The holders of record of shares of Series I Preferred Stock shall have no voting rights except as otherwise provided by the Delaware General Corporation Law.

                       Redemption At Option Of Corporation

      The Corporation may, at its option, at any time, redeem the shares of the Series I Preferred Stock, in whole or in part, for a cash redemption price equal to $54,054.05 per share being redeemed at the date of such redemption. In case of the redemption of a part only of the outstanding shares of Series I Preferred Stock, the shares so to be redeemed shall be selected pro rata.

      At least 30 days' prior notice by mail, postage prepaid, shall be given to the holders of record of the shares of Series I Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at the address of such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the Corporation is located. Such notice shall state the date fixed for redemption (the "Redemption Date") and the redemption price, and shall call upon such holder to surrender to the Corporation on or before said date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed. On or after the Redemption Date, each holder of shares of Series I Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price provided in this paragraph
6. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the Redemption Date funds necessary for the redemption shall be available therefor, then, notwithstanding that the certificate evidencing any shares of Series I Preferred Stock so called for redemption shall not have been surrendered, all rights pertaining to such shares shall terminate, except only the right of the holders to receive the redemption price to the Redemption Date, without interest, upon surrender of their certificates therefor. The right of the holders of the Series I Preferred Stock to convert said shares as provided herein at any time shall continue up to but not after the close of business on the third day prior to the Redemption Date.

                            Exclusion of Other Rights

      Except as may otherwise be required by law, the shares of Series I Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation.

                            Headings of Subdivisions

      The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                           Severability of Provisions

      If any right, preference or limitation of the Series I Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.


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

                          Status of Reacquired Shares.

      Shares of Series I Preferred Stock which have been issued and reacquired in any manner or converted shall (upon compliance with any applicable provisions of the laws of the State of Delaware) not be reissued as Series I Preferred Stock, but shall have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

      IN WITNESS WHEREOF, this Certificate has been made under the seal of the Corporation and the hands of the undersigned as of May 5, 2005.


                                            /s/
                                            ------------------------------------
                                            Name:  Bruce Korman
                                            Title: President

Attest:

/s/
------------------------------------
Edmund King, Secretary


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